EXHIBIT 11.1

                              DIALOGIC CORPORATION
                      CALCULATION OF NET INCOME PER SHARE
                    (In thousands, except per share amounts)

                                                    Twelve months ended
                                                       December 31,

                                              1997         1996           1995

Basic Earnings
Income applicable to shares used in
     calculation of net income per share  $   21,752    $  25,548    $  16,302
                                           =========     ========      =======
Shares used in calculation of net income
      per share:
Weighted   average  shares  outstanding       15,931       15,654       15,340
                                             =======       ======       ======
Net  income  per share                    $     1.37    $    1.63    $    1.06
                                           =========     ========     ========
Diluted Earnings
Income applicable to shares used in
   calculation or net income per share    $   21,752    $  25,548    $  16,302
                                           =========     ========     ========
Shares used in calculation of net income
    per share:
Weighted  average shares outstanding          15,931       15,654       15,340
Dilutive effect of stock options after
     application of treasury
     stock method                                667          763          699
                                             -------       ------       ------
Number of shares in calculation of net
     income per share                         16,598       16,417       16,039
                                             =======       ======       ======
Net income per share                      $     1.31    $    1.56     $   1.02
                                           =========     ========      ========